Exhibit 99.1

PAVmed Subsidiary Lucid Diagnostics’ EsoCheck Esophageal Cell Collection Device Receives

Prestigious Edison Best New Product Award

NEW YORK, April 2, 2020 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a highly differentiated, multiproduct medical device company, today announced that the EsoCheck™ Esophageal Cell Collection Device with Collect+Protect™ Technology, developed and marketed by its majority owned subsidiary Lucid Diagnostics Inc. (“Lucid”), was named a Silver winner of the 2020 Edison Best New Product Awards in the Medical/Dental category and Testing Solutions subcategory.

“After a thorough review, the Edison Awards judges recognize EsoCheck as a game-changing innovation standing out among the best new products and services launched in their category,” said Frank Bonafilia, Executive Director of the Edison Awards.

“We are honored that the Edison Awards has recognized EsoCheck as a game-changing innovation – placing it among the best new medical device products this year,” said Lishan Aklog, M.D., PAVmed’s Chairman and Chief Executive Officer and Lucid’s Executive Chairman. “We are proud to add this award to the list of recognitions Lucid’s products have received, including being highlighted as one of the year’s significant advances in cancer prevention by the National Cancer Institute in its 2020 Annual Plan and Budget Proposal submitted to Congress and receiving Breakthrough Device designation by the U.S. Food and Drug Administration (FDA).”

The Edison Awards (www.edisonawards.com), named after legendary innovator Thomas Alva Edison, is among the most prestigious industry accolades honoring excellence in new product and service development, marketing, design and innovation. Originally established in 1987, the Edison Awards have recognized and honored some of the most innovative products and business leaders in the world. Winners are chosen as the “best of the best” within their respective categories by a panel of over 3,000 leading business executives from around the world.

EsoCheck is an FDA 510(k)-cleared non-invasive cell collection device designed to sample cells from the esophagus in a five-minute office-based procedure, without the need for endoscopy – the only such device capable of doing so in an anatomically targeted fashion without sample dilution or contamination (EsoCheck animation). Patients swallow a vitamin pill-sized capsule containing a small inflatable balloon attached to a thin catheter. As the catheter is withdrawn, it swabs surface cells from the target area and protects them as the device is removed. The sampled cells can then be subjected to any commercially available diagnostic test, including Lucid’s EsoGuard™ Esophageal DNA Test, designed to facilitate the diagnosis of Barrett’s Esophagus (BE) and related conditions leading to and including highly lethal esophageal cancer. EsoCheck is also being evaluated, in collaboration with major academic medical centers, to assist in monitoring BE disease progression and in the diagnosis and management of Eosinophilic Esophagitis (EoE), a rapidly emerging allergy-mediated inflammatory condition of the esophagus similar to, and often associated with, inflammatory bowel disease (IBD).

Lucid licensed the EsoCheck technology from Case Western Reserve University (CWRU) in Cleveland, Ohio. CWRU faculty members Amitabh Chak M.D., Sanford Markowitz M.D., Ph.D. and Joseph Willis M.D. conceived and developed EsoCheck and are co-inventors of the underlying technology.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct commercial stage medical device company employing a unique business model designed to advance innovative products to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation while seeking to further expand its pipeline through relationships with its network of clinician innovators at leading academic centers. PAVmed’s diversified product pipeline addresses unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its four operating divisions include GI Health (EsoGuard™ Esophageal DNA Test, EsoCheck™ Esophageal Cell Collection Device, and EsoCure™ Esophageal Ablation Device with Caldus™ Technology), Minimally Invasive Interventions (CarpX™ Minimally Invasive Device for Carpal Tunnel Syndrome), Infusion Therapy (PortIO™ Implantable Intraosseus Vascular Access Device and NextFlo™ Highly Accurate Disposable Intravenous Infusion Set), and Emerging Innovations (non-invasive laser-based glucose monitoring, NextCath™ self-anchoring catheters, pediatric ear tubes and mechanical circulatory support). For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market many of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Mike Havrilla

Director of Investor Relations

(814) 241-4138

JMH@PAVmed.com

Media

Shaun O’Neil

Chief Commercial Officer

(518) 812-3087

SMO@PAVmed.com

Media

Lauren Masselli

(207) 890-3747

Lauren@edisonawards.com